Exhibit 99.1

ImprimisRx Announces Leadership Changes

Frank Mullery Appointed Chief Executive Officer of ImprimisRx

Bridseida Cruz Appointed Head of Quality of ImprimisRx

NASHVILLE, Tenn., October 6, 2025 – Harrow (Nasdaq: HROW), a leading provider of ophthalmic disease management solutions in North America, today announced leadership changes at its wholly-owned subsidiary, ImprimisRx. Frank Mullery has been appointed as Chief Executive Officer and Bridseida Cruz has been appointed as Head of Quality of ImprimisRx.

Mr. Mullery is a senior executive with over 20 years of leadership experience in the healthcare and pharmaceutical industries. Throughout his career, he has built and scaled businesses, launched market-shaping products, and driven transformative growth. Most recently, he served as President of Sintetica US, where he spearheaded the creation of the company’s U.S. subsidiary – taking it from concept to full commercialization, while successfully launching its first five sterile injectable products. Previously, he served as President and Chief Commercial Officer of STI Pharma, where he oversaw all company operations, revitalized its strategy with a five-year growth plan, and launched several sterile injectable products. Prior to STI, he spent more than seven years at Mylan, culminating in his role as President of Mylan Institutional, where he established Mylan Institutional as a key player in the U.S. sterile injectable market. Under his leadership, revenues grew to more than $1 billion in 2018, launched its first U.S. biosimilar (Fulphila), introduced over 20 sterile injectable products in a single year, and established strong relationships with key customers. Mr. Mullery also held senior finance leadership roles at Mylan, including CFO of North America and CFO of Mylan Pharmaceuticals Inc., where he helped guide the company’s flagship generics division. He holds an Executive MBA from Villanova University and a bachelor’s degree in Accounting from King’s College.

Ms. Cruz is an executive with over 25 years of experience leading quality and operations in 503B outsourcing, pharmaceutical, and medical device organizations. Trusted by CEOs and pharmacy boards across the United States, she is known for driving FDA remediation, ensuring compliance sustainability, and building high-performing teams. Her notable achievements include leading FDA Warning Letter and regulatory observation remediation plans, which reduced regulatory risks and drove significant operational cost efficiencies. She has also successfully commissioned and launched a new FDA-registered compounding facility, improving operational throughput by 20% through process improvements and championing a quality culture transformation that resulted in zero critical FDA observations when inspected. Cruz holds an MBA in Business Management and a B.S. in Industrial Engineering. She is also a Lean Six Sigma Green Belt and a Certified Quality Lead Auditor.

Harrow Appoints Frank Mullery (Chief Executive Officer) and Bridseida Cruz (Head of Quality) of ImprimisRx

October 6, 2025

“I am honored to have Frank and Bridseida join ImprimisRx in these senior leadership roles,” said Mark L. Baum, Harrow’s Chairman and Chief Executive Officer. “At our recent Investor & Analyst Day, I described my vision for Harrow to be the next great U.S. ophthalmic company. Fulfilling the unmet needs of U.S. eyecare professionals is a critical part of this vision, and ImprimisRx, a trusted national leader in ophthalmic compounding, has become the gold standard innovator – making an array of critical, affordable medicines that have benefitted millions of Americans over the past ten years. I am excited to see Frank and Bridseida carry the torch and lead our incredible ImprimisRx team into its next exciting operational phase.”

About Harrow

Harrow, Inc. (Nasdaq: HROW) is a leading provider of ophthalmic disease management solutions in North America, offering a comprehensive portfolio of products that address conditions affecting both the front and back of the eye, such as dry eye disease, wet (or neovascular) age-related macular degeneration, cataracts, refractive errors, glaucoma and a range of other ocular surface conditions and retina diseases. Harrow was founded with a commitment to deliver safe, effective, accessible, and affordable medications that enhance patient compliance and improve clinical outcomes. For more information about Harrow, please visit harrow.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, risks related to: liquidity or results of operations; our ability to successfully implement our business plan, develop and commercialize our products, product candidates and proprietary formulations in a timely manner or at all, identify and acquire additional products, manage our pharmacy operations, service our debt, obtain financing necessary to operate our business, recruit and retain qualified personnel, manage any growth we may experience and successfully realize the benefits of our previous acquisitions and any other acquisitions and collaborative arrangements we may pursue; competition from pharmaceutical companies, outsourcing facilities and pharmacies; general economic and business conditions, including inflation and supply chain challenges; regulatory and legal risks, including litigation matters, and other uncertainties related to our pharmacy operations and the pharmacy and pharmaceutical business in general; physician interest in and market acceptance of our current and any future formulations and compounding pharmacies generally. These and additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC. Such documents may be read free of charge on the SEC’s web site at sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Mike Biega

Vice President of Investor Relations and Communications

mbiega@harrowinc.com

617-913-8890

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